Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-286670 on Form S-1/A, dated April 23, 2025, of our auditor’s report dated October 28, 2024 with respect to the consolidated financial statements of BriaCell Therapeutics Corp and its subsidiaries as at July 31, 2024 and July 31, 2023 and for each of the years in the two year period ended July 31, 2024, as included in the Annual Report on Form 10-K of BriaCell Therapeutics Corp. for the year ended July 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent the reference to our firm under the heading “Experts” in the registration statement.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
April 23, 2025
Mississauga, Canada